Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of

March 12, 2009

among

GENENTECH, INC.,

ROCHE HOLDINGS, INC.

and

ROCHE INVESTMENTS USA INC.

i

ii

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of March 12, 2009 among GENENTECH, INC., a Delaware corporation (the “Company”), ROCHE HOLDINGS, INC., a Delaware corporation (“Parent”), and ROCHE INVESTMENTS USA INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Subsidiary”).

W I T N E S S E T H :

WHEREAS, on February 9, 2009 Merger Subsidiary filed a combined Tender Offer Statement and Rule 13E-3 Transaction Statement under cover of Schedule TO (together with any amendments or supplements thereto, the “Schedule TO”) with respect to the tender offer by Merger Subsidiary (as such offer has been amended from time to time prior to the date hereof, the “Existing Offer”) to purchase all outstanding shares of common stock, $0.02 par value, of the Company not owned by Roche Holding Ltd, a joint stock company organized under the laws of Switzerland, and its subsidiaries (the “Roche Group”) (the Company’s outstanding shares of common stock are hereinafter referred to as the “Shares”); and

WHEREAS, the Board of Directors of the Company (the “Company Board”) has established a special committee of the Company Board consisting solely of independent directors (the “Special Committee”) to review, evaluate, negotiate, recommend or not recommend any offer by the Roche Group to acquire securities of the Company or any other proposal for a business combination transaction with the Roche Group; and

WHEREAS, the Special Committee has unanimously recommended that the Company Board approve this Agreement and the transactions contemplated hereby; and

WHEREAS, the Company Board (acting upon the unanimous recommendation of the Special Committee) has approved this Agreement and the transactions contemplated hereby; and

WHEREAS, Parent has agreed to cause Merger Subsidiary to amend the Existing Offer to reflect such agreement (the Existing Offer as so amended and as it may be amended from time to time in accordance with this Agreement, the “Offer”).

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

THE OFFER

Section 1.01. The Offer. (a) Provided that this Agreement shall not have been terminated in accordance with Section 10.01, substantially concurrently with the execution and delivery of this Agreement, Merger Subsidiary shall amend the Offer to (i) increase the purchase price to $95.00 per Share, net to the seller in cash (the “Offer Price”); (ii) provide that the conditions to the Offer shall be as set forth in Annex I and no others; (iii) provide that the expiration date shall be March 25, 2009; and (iv) make such other amendments as are necessary or appropriate to conform to the requirements of this Agreement.

(b) Merger Subsidiary expressly reserves the right to waive any of the conditions to the Offer and to make any other changes in the terms of or conditions to the Offer; provided that without the prior consent of the Company (provided that such consent has been approved by the Special Committee), Merger Subsidiary shall not:

(i) change the amount or form of the consideration to be paid or the number of Shares sought in the Offer;

(ii) waive the Majority of the Minority Condition (as defined in Annex I);

(iii) add to, amend, modify, supplement or otherwise change any of the conditions to the Offer set forth in Annex I;

(iv) amend any other term of the Offer in any manner adverse to the stockholders of the Company (other than Parent and its Affiliates); or

(v) extend the expiration date of the Offer except as otherwise provided herein.

Notwithstanding clause (v) above, Merger Subsidiary shall (and Parent shall cause Merger Subsidiary to) extend the Offer (x) from time to time, for successive periods not to exceed 10 business days each, until the conditions to the Offer are satisfied or waived if any of the conditions is not satisfied or waived on any scheduled expiration date of the Offer, and (y) for the minimum period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (“SEC”) or the staff thereof applicable to the Offer or any period otherwise required by applicable Law; provided that in no event shall Merger Subsidiary be required or permitted to extend the Offer beyond the End Date. Following expiration of the Offer, Merger Subsidiary may, in its sole discretion, provide a subsequent offering period (“Subsequent Offering Period”) in accordance with Rule 14d-11 of the 1934 Act.

(c) Subject to the terms and conditions set forth in this Agreement and to the satisfaction or waiver of the conditions to the Offer, Merger Subsidiary shall, and Parent shall cause it to, accept for payment and pay for, promptly after the expiration of the Offer, all Shares (i) validly tendered and not withdrawn pursuant to the Offer and (ii) validly tendered in any Subsequent Offering Period (the date on which Shares are first accepted for payment, the “Acceptance Date”).

(d) Substantially concurrently with the execution and delivery of this Agreement, Merger Subsidiary shall, and shall cause its Affiliates to, file with the SEC an amendment to the Schedule TO, which shall include a revised offer to purchase and form of letter of transmittal reflecting the terms and conditions set forth in this Agreement (collectively, together with any amendments or supplements thereto, the “Offer Documents”), and to the extent required by applicable U.S. federal securities laws, Merger Subsidiary shall cause the Offer Documents to be promptly disseminated to holders of Shares. Each of Parent, Merger Subsidiary and the Company agrees promptly to correct any information provided by it or any of its Affiliates for use in the Schedule TO and the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Merger Subsidiary shall, and shall cause its Affiliates to, use reasonable best efforts to cause the Schedule TO as so corrected to be filed with the SEC and the Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable U.S. federal securities laws. The Company, the Special Committee and their respective counsel shall be given a reasonable opportunity to review and comment on any amendment to the Schedule TO and the Offer Documents each time before any such document is filed with the SEC, and Merger Subsidiary shall give reasonable and good faith consideration to any comments made by the Company, the Special Committee and their respective counsel. Parent and Merger Subsidiary shall provide the Company, the Special Committee and their respective counsel with (i) any comments or other communications, whether written or oral, that Parent, Merger Subsidiary or their respective Affiliates or counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or the Offer Documents promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of Parent and Merger Subsidiary to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with Parent and Merger Subsidiary or their counsel in any discussions or meetings with the SEC.

Section 1.02. Company Action. (a) The Company hereby consents to the Offer and represents that the Company Board, at a meeting duly called and held and acting on the unanimous recommendation of the Special Committee, has (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the Company’s stockholders (other than Parent and its Affiliates), (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and declared this Agreement advisable in accordance with the requirements of the Delaware General Corporation Law (“Delaware Law”) and (iii) resolved (subject to Section 6.03) to recommend approval and adoption of this Agreement and the transactions contemplated hereby by the Company’s stockholders.

(b) The Company shall, or shall cause its transfer agent to, as promptly as practicable furnish Parent with (i) a list of its stockholders and computer disk and layout containing the names and addresses of all record holders of Shares, (ii) a NOBO list and computer disk containing the stockholder information on the NOBO list as of the most recent practicable date, (iii) a current securities participant list from DTC and a copy in electronic form of any such list for all dates in the Company’s or its transfer agent’s possession since December 31, 2008, (iv) online access to the DTC system for Parent’s Information Agent for the Offer, MacKenzie Partners, Inc., to obtain on a daily basis going forward DTC participant lists in electronic form and (v) such additional information (including updated information on any Shares held in any employee plans, transfer sheets address corrections) and such other assistance as Parent or its Information Agent for the Offer may reasonably request in connection with the Offer.

(c) Substantially concurrently with the execution and delivery of this Agreement, the Company (i) shall file with the SEC and, to the extent required by applicable U.S. federal securities laws, disseminate to holders of Shares an amendment to the Solicitation/Recommendation Statement on Schedule 14D-9 filed by the Company on February 23, 2009 (together with any amendments or supplements thereto, the “Schedule 14D-9”) that shall reflect the recommendations of the Special Committee and the Company Board referred to above and (ii) shall join as a Rule 13E-3 filing person with Merger Subsidiary on the Schedule TO (and each amendment thereto). Each of the Company, Parent and Merger Subsidiary agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. The Company shall use reasonable best efforts to cause the Schedule 14D-9 as so corrected to be filed with the SEC and, in the case of the Schedule 14D-9, to be disseminated to holders of Shares, in each case as and to the extent required by applicable U.S. federal securities laws. Parent, Merger Subsidiary and their counsel shall be given a reasonable opportunity to review and comment on each amendment to the Schedule 14D-9 each time before it is filed with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Merger Subsidiary and their counsel. The Company shall provide Parent, Merger

Subsidiary and their counsel with (iii) any comments or other communications, whether written or oral, that the Company, the Special Committee or their respective counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of those comments or other communications and (iv) a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company, the Special Committee or their counsel in any discussions or meetings with the SEC.

Section 1.03. Directors. Following the Acceptance Date and until the Effective Time, the Company Board shall at all times include the directors that currently comprise the Special Committee, and none of Parent, Merger Subsidiary or the Company shall take any action to cause any change in the composition of the Special Committee. After the Acceptance Date and prior to the Effective Time, in addition to any approvals of the Company Board or the stockholders of the Company as may be required by the Company’s certificate of incorporation, the Company’s bylaws or applicable Law, the affirmative vote of a majority of the members of the Special Committee shall be required (a) for the Company to terminate this Agreement or amend this Agreement, (b) for the Company to exercise or waive any of the Company’s rights, benefits or remedies under this Agreement, (c) for the Company to take any action that would prevent or materially delay the consummation of the Merger, (d) except as otherwise contemplated by this Agreement, to amend the Company’s certificate of incorporation or the Company’s bylaws or (e) for the Company Board to take any other action under this Agreement, in each case, if such termination, amendment, exercise, waiver or other action would reasonably be expected to adversely affect the holders of Shares (other than Roche Group).

Section 1.04. Top-up Option. (a) Subject to Sections 1.04(b) and 1.04(c), the Company grants to Merger Subsidiary, an irrevocable option, for so long as this Agreement has not been terminated pursuant to the provisions hereof (the “Top-Up Option”), to purchase from the Company, up to the number of authorized and unissued Shares equal to the number of Shares that, when added to the number of Shares owned by the Roche Group at the time of exercise of the Top-Up Option, constitutes one Share more than 90% of the Shares that would be outstanding immediately after the issuance of all Shares to be issued upon exercise of the Top-Up Option (calculated on a fully-diluted basis or, at Parent’s election, on a primary basis at the Effective Time) (the Shares to be issued upon exercise of the Top-Up Option, the “Top-Up Shares”). Merger Subsidiary hereby agrees, and Parent agrees to cause Merger Subsidiary, to exercise the Top-Up Option to the extent necessary and practicable in order to consummate the Merger in accordance with Section 8.06.

(b) The Top-Up Option may be exercised by Merger Subsidiary, in whole or in part, only once, at any time during the 10 business day period following the Acceptance Date, or if any Subsequent Offering Period is provided, during the 10 business day period following the expiration date of such Subsequent Offering Period, and only if the Roche Group shall own as of such time less than 90% of the Shares outstanding on a fully-diluted basis; provided that notwithstanding anything in this Agreement to the contrary, the Top-Up Option shall not be exercisable to the extent the number of Shares issuable upon exercise of the Top-Up Option would exceed the number of authorized but unissued and unreserved Shares. The aggregate purchase price payable for the Top-Up Shares being purchased by Merger Subsidiary pursuant to the Top-Up Option shall be determined by multiplying the number of such Shares by an amount in cash equal to the Offer Price, without interest. Such purchase price may be paid by Merger Subsidiary, at its election, either (A) entirely in cash or (B) by executing and delivering to the Company a promissory note having a principal amount equal to the purchase price. Any such promissory note shall bear interest at the rate of 3% per annum, shall mature on the first anniversary of the date of execution and delivery of such promissory note and may be prepaid without premium or penalty.

(c) In the event Merger Subsidiary wishes to exercise the Top-Up Option, Merger Subsidiary shall deliver to the Company a notice (the “Top-Up Notice”) setting forth (i) the number of Top-Up Shares that Merger Subsidiary intends to purchase pursuant to the Top-Up Option and (ii) the place and time at which the closing of the purchase of such Top-Up Shares by Merger Subsidiary is to take place. The Top-Up Notice shall also include an undertaking signed by Parent and Merger Subsidiary that, as promptly as practicable following such exercise of the Top-Up Option, Merger Subsidiary intends to (and Merger Subsidiary shall, and Parent shall cause Merger Subsidiary to, as promptly as practicable after such exercise) consummate the Merger in accordance with Section 253 of Delaware Law as contemplated by Section 8.06. At the closing of the purchase of the Top-Up Shares, Parent or Merger Subsidiary shall cause to be delivered to the Company the consideration required to be delivered in exchange for the Top-Up Shares, and the Company shall cause to be issued to Merger Subsidiary a certificate representing the Top-Up Shares. The parties hereto agree to use their reasonable best efforts to cause the closing of the purchase of the Top-Up Shares to occur on the same day that the Top-Up Notice is deemed received by the Company pursuant to Section 11.01, and if not so consummated on such day, as promptly thereafter as possible. The parties further agree to use their reasonable best efforts to cause the Merger to be consummated in accordance with Section 253 of Delaware Law as contemplated by Section 8.06 as close in time as possible to (including, to the extent possible, on the same day as) the issuance of the Top-Up Shares.

(d) Parent and Merger Subsidiary understand that the Top-Up Shares will not be registered under the 1933 Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Each of Parent and Merger Subsidiary represents, warrants and agrees that the Top-Up Option is being, and the Top-Up Shares will be, acquired by Merger Subsidiary for the purpose of investment and not with a view to or for resale in connection with any distribution thereof within the meaning of the 1933 Act. Any certificates evidencing Top-Up Shares may include any legends required by applicable securities laws.

ARTICLE 2

THE MERGER

Section 2.01. The Merger. (a) At the Effective Time, Merger Subsidiary shall be merged (the “Merger”) into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b) Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place in New York City at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York, 10017 as soon as possible, but in any event no later than two business days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place or time as Parent and the Company may mutually agree.

(c) At the time of the Closing, the Company shall file a certificate of merger or a certificate of ownership and merger with the Delaware Secretary of State. The Merger shall become effective at such time (the “Effective Time”) as such certificate is duly filed with the Delaware Secretary of State or at such later time (not to exceed one business day) as is specified in such certificate.

(d) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

Section 2.02. Conversion of Shares. At the Effective Time:

(a) except as otherwise provided in Section 2.02(b), 2.02(c) or 2.04, each Share outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount in cash equal to the Offer Price, without interest (the “Merger Consideration”);

(b) each Share held by the Company as treasury stock or by Parent or any of its Affiliates immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

(c) each Share held by a Subsidiary of the Company immediately prior to the Effective Time shall be converted into such number of shares of stock of the Surviving Corporation such that each such Subsidiary owns the same percentage of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time; and

(d) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation (except for any such shares resulting from the conversion of Shares pursuant to Section 2.02(c)).

As of the Effective Time, all Shares outstanding immediately prior to the Effective Time shall be canceled and retired and shall thereafter represent only the rights, if any, specified in Section 2.02 and Section 2.04.

Section 2.03. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent (the “Paying Agent”) for the purpose of exchanging certificates representing Shares (the “Certificates”) or uncertificated Shares (the “Uncertificated Shares”) for the Merger Consideration as provided in Section 2.02(a). Merger Subsidiary or one of its Affiliates shall make available to the Paying Agent, as needed, the Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares. Any interest or other income earned on the Merger Consideration deposited with the Paying Agent pending its disbursement pursuant to Section 2.03 shall be solely for the account of the Surviving Corporation or one of its Affiliates and shall be delivered to them, upon demand by the Surviving Corporation at any time or from time to time. Promptly after the Effective Time, Parent shall send, or shall cause the Paying Agent to send, to each record holder of Shares that have been converted into the right to receive the Merger Consideration a letter of transmittal and instructions for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of Certificates or transfer of Uncertificated Shares to the Paying Agent).

(b) Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive (upon surrender to the Paying Agent of a Certificate, together with a properly completed letter of transmittal, or in the case of an Uncertificated Shares, receipt by the Paying Agent of an “agent’s message” (or other evidence reasonably acceptable to the Paying Agent)) the Merger Consideration payable for each Share so surrendered. Until so surrendered, each Certificate or Uncertificated Share shall after the Effective Time represent only the right to receive the Merger Consideration.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder, it shall be a condition to such payment that (i) any Certificate shall be in proper form for transfer or any Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, Certificates or Uncertificated Shares are presented to Parent, the Surviving Corporation or the Paying Agent, for any reason, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e) Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of Shares six months after the Effective Time shall be delivered to the Surviving Corporation or one of its Affiliates upon demand by the Surviving Corporation, and any such holder who has not exchanged such Shares for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration in respect of such Shares, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor any of its Affiliates shall be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of Shares immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by Law, the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(f) Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.03(a) to pay for Shares for which appraisal rights have been perfected shall be delivered to the Surviving Corporation or one of its Affiliates, upon demand by the Surviving Corporation.

Section 2.04. Dissenting Shares. Notwithstanding Section 2.02, Shares outstanding immediately prior to the Effective Time and held by a holder of record who has not voted in favor of the Merger or consented thereto in writing and who has made a proper demand for appraisal for such Shares in accordance with Delaware Law shall not be converted into the right to receive the Merger Consideration, but instead shall only have such rights as are provided by Delaware Law; provided, however, that if such holder fails to perfect, withdraws or loses the right to appraisal, then such Shares shall automatically be converted into the right to receive the Merger Consideration. The Company shall give Parent (a) prompt written notice of any demands for appraisal of Shares or other documents received by the Company pursuant to Section 262 of Delaware Law and (b) the opportunity to direct all negotiations and proceedings with respect to such demands and the exercise of appraisal rights under Section 262 of Delaware Law. Except with the prior written consent of Parent or as otherwise required by Law or a judgment, injunction or decree of a Governmental Authority of competent jurisdiction, the Company shall not take any action with respect to such demands (including making any payment with respect to, or offering to settle or settling, any such demands).

Section 2.05. Stock Options. (a) At or immediately prior to the Effective Time, each option to purchase Shares outstanding under any stock option or compensation plan or arrangement of the Company (a “Company Stock Option”), whether or not vested or exercisable, shall vest and be canceled, and the Company shall pay the holder of any such option at or promptly after the Effective Time an amount in cash equal to the product of (i) the excess, if any, of the Merger Consideration over the applicable exercise price per Share of such option and (ii) the number of Shares such holder could have purchased (assuming full vesting of such option) had such holder exercised such option in full immediately prior to the Effective Time.

(b) Prior to the Effective Time, the Company shall take such actions, if any, as are necessary to give effect to the transactions contemplated by this Section 2.05.

Section 2.06. Employee Stock Purchase Plan. The Company shall take all actions necessary to provide that with respect to the Company’s 1991 Employee Stock Plan, as amended (the “Company ESPP”), (a) participants may not increase their payroll deductions or purchase elections from those in effect on the date of this Agreement; (b) no purchase period or offering period shall commence under the Company ESPP following the date of this Agreement; (c) each participant’s outstanding right to purchase Shares under the Company ESPP shall be suspended immediately following the end of the purchase period in effect on the date of this Agreement or, if earlier, the end of the business day immediately prior to the Acceptance Date; provided that, in either case, all amounts allocated to each participant’s account under the Company ESPP as of such date shall thereupon be used to purchase on the Acceptance Date from the Company whole Shares at the applicable price under the Company ESPP for the then outstanding purchase period, which Shares shall be canceled at the Effective Time in exchange for the right to receive the Merger Consideration in accordance with Section 2.02(a); (d) as promptly as reasonably practicable following the purchase of Shares in accordance with the preceding clause (c), return to participants the funds, if any, that remain in the participants’ accounts after such purchase; and (e) the Company ESPP shall terminate immediately prior to the Effective Time so that no further purchase rights shall be granted or exercised under the Company ESPP thereafter.

Section 2.07. Adjustments. If, during the period between the date of this Agreement and the Effective Time, the outstanding Shares shall be changed into a different number of shares or a different class (including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of Shares, or stock dividend thereon with a record date during such period), the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

Section 2.08. Withholding Rights. Notwithstanding anything else contained herein to the contrary, each of the Paying Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to Articles 1 and 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Tax law. If the Paying Agent, the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Paying Agent, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 2.09. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate as contemplated by this Article 2.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01. Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company shall be amended to be identical to the certificate of incorporation of Merger Subsidiary in effect immediately prior to the Effective Time, except for Article FIRST, which shall read “The name of the corporation is Genentech, Inc.”, and except that the provisions of the certificate of incorporation of Merger Subsidiary relating to the incorporator of Merger Subsidiary shall be omitted and as so amended shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with Delaware Law. Nothing in this Section 3.01 shall affect in any way the indemnification obligations provided for in Section 7.03(b).

Section 3.02. Bylaws. At the Effective Time, the bylaws of the Company shall be amended to be identical to the bylaws of Merger Subsidiary in effect immediately prior to the Effective Time and as so amended shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with Delaware Law. Nothing in this Section 3.02 shall affect in any way the indemnification obligations provided for in Section 7.03(b).

Section 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Delaware Law, (a) the directors of Merger Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 11.05, except as disclosed in (a) (i) the Company’s annual report on Form 10-K for the year ended December 31, 2008 (the “Company 10-K”), (ii) the Company’s proxy or information statements relating to meetings of stockholders held (or actions taken without a meeting of stockholders) since December 31, 2007 or (iii) any other reports, statements, schedules, prospectuses or registration statements filed with or furnished to the SEC since December 31, 2008 (the documents referred to in the foregoing clauses (i), (ii) and (iii), collectively, the “Company SEC Documents”) filed with the SEC prior to the date hereof (the “Filed SEC Documents”) or (b) the disclosure schedule delivered by the Company to Parent and Merger Subsidiary prior to or simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent that:

Section 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for any required adoption of this Agreement by the Company’s stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding Shares (if required by Delaware Law) is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Stockholder Approval”) under applicable Law and the Company’s certificate of incorporation or bylaws, as currently in effect. The Roche Written Consent when executed and delivered in accordance with Section 6.02 shall be valid and binding on the Company and all its stockholders and shall constitute all action required in accordance with Delaware Law, the Company’s certificate of incorporation and bylaws and otherwise to effectuate the adoption of this Agreement by the Company’s stockholders under applicable Law and the Company’s certificate of incorporation and bylaws, as currently in effect. This Agreement constitutes a valid and binding agreement of the Company.

(b) The Special Committee has been duly authorized and constituted and at a meeting duly called and held has unanimously (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders (other than Parent and its Affiliates) and (ii) recommended that the Company Board adopt resolutions approving and declaring advisable this Agreement and the transactions contemplated hereby and recommending (subject to Section 6.03) that the Company’s stockholders tender their Shares in the Offer and, if required by Delaware Law, adopt this Agreement and the transactions contemplated hereby (the “Special Committee Recommendation”).

(c) At a meeting duly called and held, the Company Board, based on the Special Committee Recommendation, has (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders (other than Parent and its Affiliates), (ii) approved this Agreement and the transactions contemplated hereby and declared this Agreement advisable and (iii) resolved (subject to Section 6.03) to recommend that the Company’s stockholders tender their Shares in the Offer and, if stockholder approval is required by Delaware Law, adopt this Agreement and the transactions contemplated hereby (the “Company Board Recommendation”).

Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State; (b) compliance with any applicable requirements of the 1934 Act and any other applicable U.S. state or federal securities laws; (c) compliance with any applicable rules and regulations of the New York Stock Exchange; and (d) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in a violation or breach of any provision of the certificate of incorporation or bylaws of the Company; (b) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with, or result in a violation or breach of any provision of applicable Law or any judgment, injunction, order or decree of any Governmental Authority with competent jurisdiction; (c) require any consent or other action by any Person under, constitute a default (or an event that, with or without notice or lapse of time or both, could become a default) under or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company or any of its Subsidiaries; or (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except, in the case of clause (b) through (d), for such matters as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.05. Capitalization. (a) The authorized capital stock of the Company consists of 3,000,000,000 shares of common stock and 100,000,000 shares of preferred stock. As of March 6, 2009 there were outstanding 1,053,845,340 Shares, no shares of preferred stock and Company Stock Options to purchase an aggregate of 76,674,630 Shares at a weighted-average exercise price of $63.21 per Share (of which Company Stock Options to purchase an aggregate of 57,218,886 Shares were exercisable). All outstanding shares of capital stock of the Company have been, and all shares that may be issued upon exercise of Company Stock Options will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and fully paid and nonassessable and free of preemptive rights.

(b) Except as set forth in this Section 4.05 and for changes since March 6, 2009 resulting from the exercise of Company Stock Options outstanding on such date, there are no outstanding (i) shares of capital stock or other voting securities or ownership interests in the Company, (ii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable or exercisable for capital stock or other voting securities or ownership interests in, the Company or (iii) stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities or ownership interests in the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Securities”). Except as set forth in the Affiliation Agreement, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Company Securities.

(c) None of the Shares or Company Securities are owned by any Subsidiary of the Company.

Section 4.06. Subsidiaries. (a) Each Subsidiary of the Company has been duly organized, is validly existing (where applicable) and in good standing under the laws of its jurisdiction of organization, has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) All of the outstanding capital stock or other voting securities or ownership interests in each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). Except as set forth in the preceding sentence, there are no outstanding (i) shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, (ii) options or other rights to acquire from the

Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock or other voting securities or ownership interests in, any Subsidiary of the Company or (iii) stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

Section 4.07. SEC Filings. (a) As of its date (or, if amended prior to the date hereof, as of the date of the last such amendment), each Company SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are designed to ensure that information required to be disclosed in the Company’s periodic reports filed or furnished under the 1934 Act is recorded, processed, summarized and reported within the required time periods.

(c) The Company has established and maintains a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act). Such internal controls are designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls over financial reporting. At Parent’s request, the Company will make available to Parent a summary of any such disclosure made by management to the Company’s auditors and audit committee since December 31, 2007.

(d) Each Company SEC Document that was required to be accompanied by the certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act of 2002 was accompanied by such certification and, at the time of filing or furnishing of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act.

Section 4.08. Financial Statements. The consolidated financial statements of the Company (including all related notes and schedules) included in the Company SEC Documents fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and their cash flows for the periods then ended (subject, in the case of unaudited interim financial statements, to normal year-end audit adjustments and the absence of notes as permitted by Form 10-Q) in conformity with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as may be indicated in the notes thereto). For purposes of this Agreement, “Company Balance Sheet” means the consolidated balance sheet of the Company as set forth in the Company 10-K, and “Company Balance Sheet Date” means December 31, 2008.

Section 4.09. Disclosure Documents. (a) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the transactions contemplated by this Agreement (the “Company Disclosure Documents”), including the Schedule 14D-9, the Company 13E-3 and the information statement of the Company (the “Company Information Statement”), if any, to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the 1934 Act. Any Company Disclosure Document, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included or incorporated by reference in the Company Disclosure Documents based upon information supplied by Parent or Merger Subsidiary or any of their Affiliates or any of their representatives or advisors in writing specifically for use or incorporation by reference therein.

(b) The information with respect to the Company or any of its Subsidiaries that the Company supplies to Parent specifically for use in the Schedule TO and the Offer Documents, at the time of the filing of the Schedule

TO or any amendment or supplement thereto, at the time of any distribution or dissemination of the Offer Documents and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.10. Absence of Certain Changes. Since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been (a) any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (b) any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 6.01.

Section 4.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

(a) liabilities or obligations disclosed or provided for in the Company Balance Sheet or in the Filed SEC Documents;

(b) liabilities not required under GAAP to be shown on the Company Balance Sheet;

(c) liabilities or obligations incurred in the ordinary course of business consistent with past practices; and

(d) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.12. Compliance with Laws and Court Orders. The Company and each of its Subsidiaries is (and since the Company Balance Sheet Date has been) in compliance with, and to the knowledge of the Company is not under investigation with respect to, and has not been charged with, any violation of, applicable Law or any judgment, injunction, order or decree of any Governmental Authority with competent jurisdiction, except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.13. Litigation. Except for any suits or proceedings disclosed in the Schedule TO (or any exhibits thereto) as of the date hereof, there is no suit or proceeding pending against the Company, any of its Subsidiaries, any of their respective properties (including any of their Intellectual Property rights) or any Person for whom the Company or any of its Subsidiaries may be liable before or by any arbitrator or Governmental Authority that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or, as of the date hereof, that seeks to prevent, enjoin, alter or materially delay the Offer, the Merger or any of the other transactions contemplated hereby.

Section 4.14. Taxes. (a) Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) each material Tax Return required to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries has been filed when due and is true and complete in all material respects;

(ii) the Company and each of its Subsidiaries has timely paid to the appropriate Taxing Authority all Taxes shown as due and payable on all Tax Returns that have been filed;

(iii) the accruals and reserves with respect to Taxes as set for on the Company Balance Sheet are adequate (as determined in accordance with GAAP);

(iv) there is no action, suit, investigation, proceeding or audit pending or, to the Company’s knowledge, threatened against or with respect to the Company or any of its Subsidiaries in respect of any material Tax; and

(v) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Liens for Taxes not yet due, being contested in good faith or for which adequate accruals or reserves have been established in accordance with GAAP.

(b) The consolidated federal income Tax Returns for the affiliated group of which the Company is the common parent through the Tax year ended December 31, 2001 have been examined and the examinations have been closed or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired.

(c) During the five-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(d) Neither the Company nor any of its Subsidiaries is, or has been, a party to any Tax Sharing Agreement (other than an agreement exclusively between or among the Company and its Subsidiaries) pursuant to which it will have any obligation to make any payments for Taxes after the Effective Time.

(e) Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(f) For the purposes of this Agreement:

“Tax” means any (i) tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, and (iii) liability for the payment of any amount as a result of being party to any Tax Sharing Agreement.

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding a party or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability (excluding any indemnification agreement or arrangement pertaining to the sale, lease or license of assets or subsidiaries).

Section 4.15. Employee Benefit Plans. (a) Upon Parent’s reasonable request, copies of each material Employee Plan (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof will be made available to Parent, following the date hereof, together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust.

(b) Neither the Company nor any ERISA Affiliate nor any predecessor thereof contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA.

(c) The consummation by the Company of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee or independent contractor of the Company or any of its Subsidiaries to any bonus, severance, retirement, job security or other benefit or enhance such benefit or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of any such benefit or other material obligation under any Employee Plan or otherwise.

(d) There has been no amendment to, interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, an Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2008.

(e) For purposes of this Agreement:

“Employee Plan” means any “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, transitional benefit plan, tuition assistance program, adoption assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any Affiliate and covers any employee or former employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

Section 4.16. Material Contracts. (a) Except as set forth in the Company SEC Documents, neither the Company nor any of its Subsidiaries is a party to or bound by any “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC) (collectively, the “Material Contracts”).

(b) Upon Parent’s reasonable request, true and complete copies of all such Material Contracts and all amendments to or waivers thereunder will be made available by the Company to Parent. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) each of the Material Contracts is valid and in full force and effect and (b) neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Material Contract, has violated or is in default (or could, with or without notice or lapse of time or both, become in default) under any Material Contract, and neither the Company nor any of its Subsidiaries has received written notice that it has violated or is in default under any Material Contract.

(c) Other than the July 1999 Amended and Restated Agreement between the Company (or its Affiliate) and F. Hoffman-La Roche Ltd, neither the Company nor any of its Subsidiaries is party to any agreement or arrangement that limits or otherwise restricts in any material respect the ability of the Company or any of its Subsidiaries (or, after the consummation the Merger, Roche Holding Ltd, the Company or any of their respective Subsidiaries or any successor thereto) to engage or compete in any line of business, in any location or with any Person.

Section 4.17. Intellectual Property. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) to the knowledge of the Company, neither the Company nor its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any Person;

(ii) the Intellectual Property owned by the Company or one of its Subsidiaries is owned free and clear of any Liens other than rights and licenses granted in the ordinary course; and

(iii) the Company and its Subsidiaries have used reasonable commercial efforts to maintain the confidentiality of all Intellectual Property the value of which is contingent upon maintaining the confidentiality thereof.

(b) For purposes of this Agreement, “Intellectual Property” means all U.S. and foreign rights arising under or associated with (i) patents and all proprietary rights associated therewith (including statutory invention registrations supplemented by protection certificates and term extensions), (ii) trademarks, service marks, trade names, trade dress, domain names, brand names, certification marks, corporate names and other indications of origin, together with all goodwill related to the foregoing, (iii) copyrights and designs and all rights associated therewith and the underlying works of authorship, (iv) all inventions, invention certificates, trade secrets, processes, formulae, methods, schematics, drawings, blue prints, utility models, design applications, technology, know-how, software, discoveries, ideas and improvements, (v) all registrations of any of the foregoing and all applications therefor and (vi) other proprietary or confidential information and materials.

Section 4.18. Finders’ Fees. (a) Except for the Company Financial Advisor, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries or any of their respective officers or directors who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

(b) Immediately following the execution and delivery hereof, the Company shall deliver to Parent the fee agreement with the Company Financial Advisor and the fee agreement or a schedule setting forth the estimated aggregate fees and expenses for each of Latham & Watkins LLP and Wilson Sonsini Goodrich & Rosati in connection with the transactions contemplated hereby.

Section 4.19. Opinion of Financial Advisor. The Special Committee has received an opinion of Goldman, Sachs & Co., financial advisor to the Special Committee (the “Company Financial Advisor”) to the effect that, as of the date of this Agreement, the consideration to be paid pursuant to the Offer and the Merger is fair to the Company’s stockholders (other than Parent or its Affiliates) from a financial point of view.

Section 4.20. Anti-takeover Statutes. The Company has opted out of Section 203 of Delaware Law with the effect that the provisions of such Section are inapplicable to the Offer, the Merger, this Agreement and the transactions contemplated hereby. To the knowledge of the Company, no other “control share acquisition,” “fair price,” “moratorium” or other anti-takeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company that:

Section 5.01. Corporate Existence and Power. (a) Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Merger Subsidiary is a wholly owned Subsidiary of Parent that was formed solely for the purpose of engaging in the Existing Offer, Offer, the Merger and the transactions contemplated by this Agreement, and Merger Subsidiary has engaged in no business activity, has conducted no operations and has incurred no liability, other than in connection with the Existing Offer, Offer, the Merger and the transactions contemplated by this Agreement.

Section 5.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary.

Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State; (b) compliance with any applicable requirements of the 1934 Act and any other applicable U.S. state or federal securities laws; and (c) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.04. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary; (b) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with, or result in any violation or breach of any provision of applicable Law or any judgment, injunction, order or decree of any Governmental Authority with competent jurisdiction; or (c) require any consent or other action by any Person under, constitute a default (or an event that, with or without notice or lapse of time or both, could become a default) under or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or Merger Subsidiary is entitled under any provision of any agreement or other instrument binding upon Parent or Merger Subsidiary, except, in the case of clause (b) and clause (c), for such matters as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05. Disclosure Documents. (a) The Schedule TO, when filed, and the Offer Documents, when distributed or disseminated, will comply as to form in all material respects with the applicable requirements of the 1934 Act and, at the time of such filing or the filing of any amendment or supplement thereto, at the time of such distribution or dissemination and at the time of consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties in this Section 5.05 will not apply to statements or omissions included or incorporated by reference in the Schedule TO and the Offer Documents based upon information supplied to Parent or Merger Subsidiary by the Company or any of its representatives or advisors in writing specifically for use or incorporation by reference therein.

(b) The information with respect to Parent and any of its Affiliates that Parent supplies to the Company specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof.

Section 5.06. Finders’ Fees. Except for Greenhill & Co., LLC, whose fees and expenses will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Affiliates or any of their respective officers and directors who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 5.07. Funds. Parent has, or will have at each of the Acceptance Date and the Effective Time, sufficient funds to perform its obligations under this Agreement, including consummating the Offer and the Merger and the other transactions contemplated by this Agreement and paying all fees and expenses relating to such transactions.

ARTICLE 6

COVENANTS OF THE COMPANY

The Company agrees that:

Section 6.01. Conduct of the Company. From the date hereof until the Acceptance Date, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use its reasonable best efforts to (x) preserve intact its present business organization, (y) keep available the services of its officers, employees and consultants and (z) maintain relationships with its customers, suppliers and others having significant business relationships with it. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or as set forth in Section 6.01 of the Company Disclosure Schedule, without Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), the Company shall not, nor shall it permit any of its Subsidiaries to:

(a) amend its articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b) split, combine or reclassify any shares of its capital stock or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock except for dividends or other distributions payable by any wholly owned Subsidiaries of the Company, or, except as may be required by the Affiliation Agreement, redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any Company Securities or any Company Subsidiary Securities;

(c) (i) issue, sell or otherwise deliver, or authorize the issuance, sale or other delivery of, any Company Securities or Company Subsidiary Securities, other than the issuance of Shares upon the exercise of Company Stock Options that were outstanding on March 6, 2009 in accordance with the terms of such options on such date or to the extent required pursuant to the Company ESPP as in effect on the date of this Agreement and in accordance with Section 2.06 or (ii) amend any term of any Company Security or any Company Subsidiary Security (whether by merger, consolidation or otherwise);

(d) incur any capital expenditures or any obligations or liabilities in respect thereof, other than (i) in accordance with the capital expenditure budgets previously provided to Parent or approved by the Company Board prior to the date hereof or (ii) any unbudgeted capital expenditures not to exceed, in the aggregate, 10% of the applicable total capital expenditures included in such capital expenditure budgets;

(e) make any loans, advances or capital contributions to, or investments in, any other Person other than in the ordinary course of business consistent with past practice or as required by existing contracts or agreements or pursuant to transactions entered into after the date hereof;

(f) acquire any material assets or property other than (i) capital expenditures permitted pursuant to Section 6.01(d), (ii) in the ordinary course of business consistent with past practices or (iii) as required by existing contracts or agreements;

(g) (i) sell, lease, license, dispose or otherwise transfer any material assets or property, other than in the ordinary course of business consistent with past practices or as required by existing contracts or agreements or (ii) sell, assign, license or otherwise transfer any material Intellectual Property owned by or licensed to the Company except pursuant to existing contracts or agreements in effect on the date hereof;

(h) incur, guaranty or otherwise become liable for any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

(i) create or incur any Lien on any material assets or property other than in the ordinary course of business consistent with past practices;

(j) enter into any agreement or arrangement that limits or otherwise restricts in any material respect the Company or any of its Subsidiaries (or that could, after the Effective Time, limit or otherwise restrict in any material respect Roche Holding Ltd, the Company or any of their respective Subsidiaries or any successor thereto) from engaging or competing in any line of business, in any location or with any Person;

(k) amend, modify or waive in any material respect or terminate any Material Contract or enter into any contract or agreement that would have constituted a Material Contract if entered into prior to the date hereof;

(l) other than the Company’s right to purchase prepaid insurance policies for the benefit of the Company’s directors and officers pursuant to Section 7.03 (provided that such policies together with such other insurance coverage contemplated by Section 7.03(d) shall be subject to the aggregate cap in Section 7.03(d)), (i) increase compensation, bonuses or other benefits payable to any director or executive officer or, except in the ordinary course of business consistent with past practices, any other employee of the Company or any of its Subsidiaries; (ii) enter into, adopt or amend in any material respect any severance or retention plan, arrangement or policy applicable to any director, executive officer or employee; or (iii) enter into, adopt or amend in any material respect, including anything that would be covered in whole or in part by the foregoing clause (ii), any employment, change of control, compensation, bonus, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, retirement benefits or other benefit agreement, plan, arrangement or policy applicable to any director or executive officer or, except in the ordinary course of business consistent with past practices, any other employee of the Company or any of its Subsidiaries;

(m) (i) settle, or propose to settle, any action, suit, investigation, proceeding or claim that is material to the Company and its Subsidiaries taken as a whole or that relates to the transactions contemplated hereby or (ii) intentionally waive, release or assign any material rights or claims;

(n) materially change the Company’s methods of accounting, other than as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

(o) make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any material Tax Returns or file claims for material Tax refunds, enter into any material closing agreement, settle any material Tax claim, audit or assessment, or surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability; or

(p) resolve, commit or agree to do any of the foregoing.

Section 6.02. Roche Written Consent; Company Information Statement. (a) Unless the Merger is consummated in accordance with Section 253 of Delaware Law as contemplated by Section 8.06, as soon as practicable on or after the Acceptance Date, Parent and Merger Subsidiary shall, as holders of a majority of the outstanding Shares, execute and deliver to the Company a consent or consents in writing (the “Roche Written Consent”) in accordance with Section 228 of Delaware Law voting all Shares owned by the Roche Group in favor of the adoption of this Agreement without prior notice to or a meeting of the stockholders of the Company. The Company, acting through the Company Board and the Special Committee, shall take all actions as may be necessary under Law and the Company’s certificate of incorporation and bylaws to permit the Company Stockholder Approval being obtained by the Roche Written Consent in accordance with the immediately preceding sentence.

(b) Unless the Merger is consummated in accordance with Section 253 of Delaware Law as contemplated by Section 8.06, the Company shall (i) prepare and file the Company Information Statement with the SEC and shall file or join with Merger Subsidiary in filing a Rule 13E-3 Transaction Statement on Schedule 13E-3 as promptly as practicable following the Acceptance Date (and in any event within two business days following the later of the Acceptance Date and the consummation of any Subsequent Offering Period) and (ii) use its reasonable best efforts to have the Company Information Statement cleared by the SEC and thereafter mailed to the Company’s stockholders as promptly as practicable thereafter. Parent and Merger Subsidiary shall be given a reasonable opportunity to review and comment on the Company Information Statement (and any amendment or supplement thereto), and no such filing thereof shall be made without the prior consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed). Each of the Company and Parent shall promptly advise the other of any comments received from the SEC with respect to the Company Information Statement. Each of the Company, the Special Committee and Parent and their respective counsel shall be entitled to participate in all discussions or meetings with the SEC regarding the Company Information Statement.

(c) At a special meeting of the Company’s stockholders to approve the consummation of the Merger, if any, or any postponement or adjournment thereof, Parent shall vote, or cause to be voted, all of the Shares then owned of record by Roche Group or with respect to which Roche Group otherwise has, directly or indirectly, sole voting power in favor of the adoption of this Agreement and approval of the Merger and to deliver or provide, in its capacity as a stockholder of the Company, any other approvals that are required by applicable Law to effect the Merger.

Section 6.03. Adverse Recommendation Change. (a) Each of the Special Committee and the Company Board shall (i) recommend that the Company’s stockholders tender their Shares in the Offer and, if stockholder approval is required by Delaware Law, adopt this Agreement and the transactions contemplated hereby and (ii) not fail to make, withhold, withdraw, qualify or modify in a manner adverse to Parent the Special Committee Recommendation or the Company Board Recommendation or publicly recommend or announce its intention to take any action or make any statement inconsistent with the Special Committee Recommendation or the Company Board Recommendation (collectively, an “Adverse Recommendation Change”). However, at any time prior to the Acceptance Date, if the Special Committee determines in good faith (after considering the advice of its outside legal and financial advisors) that it would be inconsistent with its fiduciary duties under Delaware Law to continue to recommend that the Company’s stockholders tender their Shares in the Offer and, if stockholder approval is required by Delaware Law, adopt this Agreement and the transactions contemplated hereby, then the Special Committee and the Company Board (acting upon the recommendation of the Special Committee) may make an Adverse Recommendation Change, in which case the obligations of the Special Committee and the Company Board under this Section 6.03 shall cease (but nothing in this Section 6.03 shall affect the Company’s obligations under Section 6.02 (regardless of whether there has been an Adverse Recommendation Change)); provided that the Special Committee and the Company Board may not make an Adverse Recommendation Change until after at least 48 hours following Parent’s receipt of written notice from the Company advising Parent that the Special Committee and/or the Company Board intends to make such an Adverse Recommendation Change and the reasons therefor and the Special Committee and/or the Company Board considers any modifications proposed by Parent during such 48-hour period in order to eliminate the need for such Adverse Recommendation Change.

Section 6.04. Access to Information. From the date hereof until the Effective Time, the Company shall (a) provide Parent, its Affiliates and their respective officers, directors, employees, counsel, financial advisors, auditors or other agents or advisors (“Representatives”) reasonable access to the businesses, properties, assets, books and records of the Company and its Subsidiaries and such financial and operating data and other information as such Persons may reasonably request and (b) instruct the Representatives of the Company and its Subsidiaries to cooperate with Parent in its investigation of the Company and its Subsidiaries. Such access and cooperation shall include providing such information, assistance and cooperation to Parent and its Affiliates and their respective Representatives as such Persons may reasonably request in connection with Parent’s integration and transition planning for the operation of the Company following the Effective Time, including with respect to the review and analyses of contracts or agreements under which the Company or any of its Subsidiaries is granted any license rights or immunity with respect to the Intellectual Property of a third party. Any investigation pursuant to this Section 6.04 shall be conducted in such manner as not to unreasonably interfere with or disrupt the conduct of the business of the Company and its Subsidiaries and Parent shall, and shall cause its Affiliates and their respective Representatives to, maintain the confidentiality of any non-public information provided or made available pursuant to this Section 6.04. No information or knowledge obtained by Parent in any investigation pursuant to this Section 6.04 shall affect or be deemed to modify any representation or warranty made by the Company hereunder.

Section 6.05. Notices of Certain Events. The Company shall promptly notify Parent of:

(a) to the Company’s knowledge, any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with or relating to the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Authority received by the Company in connection with or relating to the transactions contemplated by this Agreement; and

(c) any suits or proceedings commenced against the Company or any of its Subsidiaries that relate to the consummation of the transactions contemplated by this Agreement;

provided that the delivery of any notice pursuant to this Section 6.05 shall not limit or otherwise affect the remedies available hereunder to Parent.

Section 6.06. Compensation Arrangements. On or prior to the date hereof, the Special Committee has approved resolutions in the form previously provided to Parent relating to the approval of certain Compensation Arrangements specified therein. Prior to the Acceptance Date, the Company (acting through its Special Committee) will, at the reasonable request of Parent, take all such other steps that may be necessary or advisable to cause each Employee Plan or other arrangement pursuant to which payments are made or benefits provided to any officer, director or employee (each a “Compensation Arrangement”) entered into by the Company or any of its Subsidiaries prior to, on or after the date hereof to be approved by the Special Committee (comprised solely of “independent directors”) in accordance with the requirements of Rule 14d-10(d)(2) under the 1934 Act and the instructions thereto as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the 1934 Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the 1934 Act.

ARTICLE 7

COVENANTS OF PARENT

Parent agrees that:

Section 7.01. Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and conditions set forth in this Agreement, including obtaining sufficient funds to consummate the Offer and the Merger and the other transactions contemplated by this Agreement.

Section 7.02. Voting of Shares. Parent and Merger Subsidiary shall cause to be voted or consent to be granted, as the case may be, with respect to all Shares owned by the Roche Group, in favor of adoption of this Agreement.

Section 7.03. Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless each director and officer of the Company as of the date hereof (each, an “Indemnified Person”) to the fullest extent permitted by Delaware Law from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to (i) any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries or other Affiliates (regardless of whether such action or omission, or alleged action or omission, occurred prior to or at the Effective Time), or (ii) any of the transactions contemplated by this Agreement; provided that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to the Surviving Corporation a written notice asserting a claim for indemnification under this Section 7.03(a), then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved. In the event of any such claim, proceeding, investigation or inquiry, the Surviving Corporation shall have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, the Surviving Corporation will be deemed to have waived any right to object to the Indemnified Person’s entitlement to indemnification hereunder with respect thereto) and each Indemnified Person may participate in such defense at such Indemnified Person’s expense, which shall include counsel of its choice; provided that in connection with any such claim, proceeding, investigation or inquiry, (i) the members of the Special Committee shall have the right to employ, at the Surviving Corporation’s expense, one single counsel in each applicable jurisdiction (if more than one jurisdiction is involved) to represent all members of the Special Committee, (ii) the other non-Roche director shall have the right to employ, at the Surviving Corporation’s expense, one single counsel in each applicable jurisdiction (if more than one jurisdiction is involved) to represent such Person and (iii) if, in the reasonable judgment of counsel to the other Indemnified Persons (excluding the members of the Special Committee), there exists an actual or potential conflict of interest between the Surviving Corporation and such other Indemnified Persons, such other Indemnified Persons shall have the right to employ, at the Surviving Corporation’s expense, one single counsel in each applicable jurisdiction (if more than one jurisdiction is involved) to represent all such other Indemnified Persons; provided, further, that if the Surviving Corporation fails to assume the defense thereof within a reasonable period of time, each Indemnified Person may defend such claim, proceeding, investigation or inquiry with counsel of its choosing at the Surviving Corporation’s expense. The Surviving Corporation shall not be liable for any settlement effected without its prior express written consent (which consent shall not be unreasonably withheld or delayed). Notwithstanding anything to the contrary set forth in this Section 7.03(a) or elsewhere in this Agreement, neither Parent, nor the Surviving Corporation nor any of their Affiliates shall settle or otherwise compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, proceeding, investigation or inquiry for which indemnification may be sought by an Indemnified Person under this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such claim, proceeding, investigation or inquiry.

(b) For six years after the Effective Time, the Surviving Corporation’s certificate of incorporation and bylaws (or any such documents of any successor to the business of the Surviving Corporation) shall contain provisions regarding limitations on personal liability of directors and indemnification and advancement of expenses of officers and directors in respect of acts or omissions occurring at or prior to the Effective Time, in each case that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(c) The Surviving Corporation shall honor all obligations of the Company pursuant to indemnification agreements listed on Section 7.03(c) of the Company Disclosure Schedule.

(d) The Surviving Corporation shall provide for six years after the Effective Time officers’ and directors’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time covering each such Person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided that if the aggregate cost for such insurance coverage (together with any prepaid policies contemplated by this Section 7.03(d) and Section 6.01(d)) exceeds 350% of the current annual premium paid by the Company, the Surviving Corporation shall be obligated to obtain a policy with the best available coverage with respect to matters occurring at or prior to the Effective Time for an aggregate cost not to exceed 350% of the current annual premium less the cost of any such prepaid policies. The provisions of this Section 7.03(d) shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time, which policies provide such directors and officers with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement. If such prepaid policies have been obtained prior to the Effective Time, the Surviving Corporation shall maintain such policies in full force and effect, and continue to honor the obligations thereunder. Notwithstanding anything else contained herein, the aggregate cost for the insurance coverage obtained pursuant to this Section 7.03(d) and Section 6.01(d) shall not exceed 350% of the current annual premium paid by the Company for officers’ and directors’ liability insurance.

(e) If Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and is not the continuing or surviving entity or (ii)

transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.03.

(f) The rights of each current or former officer or director under this Section 7.03 shall be in addition to (and not in substitution for) any other rights such Persons may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, Delaware Law, any agreement with the Company or any of its Subsidiaries or otherwise and are intended for the benefit of and shall be enforceable by such Persons. The rights under this Section 7.03 shall survive consummation of the Merger. The obligations under this Section 7.03 shall not be modified in a manner adverse to any Indemnified Person without the consent of such affected Indemnified Person, it being understood the Indemnified Persons shall be third-party beneficiaries of this Section 7.03.

Section 7.04. Employee Matters. (a) Until December 31, 2010, Parent shall provide to all employees of the Company or any of its Subsidiaries as of the Effective Time who continue employment with the Surviving Corporation or any of its Subsidiaries (“Continuing Employees”) with compensation and benefits that are in the aggregate substantially equivalent to compensation and benefits provided by the Company and its Subsidiaries as in effect immediately prior to the Effective Time.

(b) Parent shall ensure that, as of the Effective Time, each Continuing Employee receives full credit for all purposes (other than the accrual of benefits under a defined benefit pension plan) for service with the Company or any of its Subsidiaries (or predecessor employers to the extent the Company provides such past service credit) under the comparable employee benefit plans, programs and policies of Parent, the Surviving Corporation or any Affiliate of the Surviving Corporation, as applicable, in which such employee becomes a participant. With respect to each health or other welfare benefit plan maintained by Parent or the Surviving Corporation or any Affiliate of the Surviving Corporation, as applicable, for the benefit of any Continuing Employees, Parent shall (i) cause to be waived any waiting period requirements, insurability requirements and the application of any pre-existing condition limitations under such plan to the extent such requirements or limitations would not apply under the Company’s plans and (ii) cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar Company benefit plan for the plan year that includes the Effective Time for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the plans maintained by Parent, the Surviving Corporation or such Affiliate, as applicable, for the plan year in which the Effective Time occurs.

(c) Parent agrees that the Executive Severance Plan, Employee Severance Plan, Executive Retention Plan, Employee Retention Plan and the Relocation Home Loan Program shall not be rescindable.

(d) Parent and the Surviving Corporation shall pay the Continuing Employees the earned and accrued bonus, if any, under the 2009 Bonus Plan (“Bonus Plan”) at the time the 2009 bonus otherwise will be paid under the terms of the Bonus Plan, based upon achievement of the Bonus Plan performance targets. For any Company employee entitled to participate in the Bonus Plan who experiences a “Covered Termination” as such term is defined in the Company’s Executive and Employee Severance Plans, Parent and the Surviving Corporation shall agree to pay a pro rata portion (determined based on the number of days worked in 2009) of such employee’s 2009 bonus (determined based on 2009 job level classification) and in determining the amount of bonus, treat the applicable corporate performance goals that would have been measured as of the end of 2009 as being deemed achieved on an 80% basis, or as otherwise reasonably agreed between Parent and the Surviving Corporation, but the year to date achievement of any other performance goals would still have to be assessed. Notwithstanding Section 6.01(l)(ii), Parent and the Surviving Corporation agree to allow the Company to amend the Executive and Employee Severance Plans to reflect the preceding sentences.

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 8.01. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Law to consummate the transactions contemplated by this Agreement, including using reasonable best efforts to (i) make as promptly as practicable any required filings with any Governmental Authority or other third party, (ii) cause the expiration of any applicable waiting periods or the taking of any actions by or with respect to any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement and (iii) take such other action as may be appropriate to enable the Merger to occur as soon as reasonably possible following the Acceptance Date.

Section 8.02. Cooperation. (a) The Company and Parent shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contract or agreement, in connection with the consummation of the transactions contemplated by this Agreement and (b) in taking such actions or making any such filings and seeking timely to obtain any such actions, consents, approvals or waivers.

(b) Prior to the earlier of the Effective Time and the termination of this Agreement, the Company shall, and shall cause its Subsidiaries and their respective Representatives to, cooperate with Parent and its financing sources in connection with Parent’s efforts to obtain the funds necessary to consummate the transactions contemplated by this Agreement (the “Debt Financing”). Any cooperation pursuant to this Section 8.02(b) shall not unreasonably interfere with or disrupt the operations of the Company and its Subsidiaries. Notwithstanding the foregoing, the Company shall have no obligation hereunder to execute a binding commitment or obligation in connection with Parent’s efforts to obtain the Debt Financing, other than an obligation that is conditioned on the Closing.

Section 8.03. Public Announcements. Parent and the Company shall consult with each other before issuing any press release or making any other public statement with respect to this Agreement or the transactions contemplated hereby and except (a) as may be required by Law or any listing agreement with or rule of any national securities exchange or (b) in connection with the Debt Financing, shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call before such consultation; provided that the foregoing shall not prohibit (x) Parent or the Company from making any statement relating to this Agreement or the transactions contemplated hereby in any press interview so long as (i) such interview is conducted in the ordinary course of business, (ii) the discussion of this Agreement or the transactions contemplated hereby are incidental to, and not the primary topic of, such interview and (iii) such statement is consistent with (including in scope) a mutually agreed set of questions and answers or (y) the Company or the Special Committee from issuing any press release or making any other public statement, upon the Special Committee or the Company Board making an Adverse Recommendation Change.

Section 8.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.05. Stock Exchange Delisting. The Company and Parent shall cooperate and use reasonable best efforts to cause the delisting of the Shares from the New York Stock Exchange and the deregistration of the Shares and other securities of the Company under the 1934 Act as promptly as practicable after the Effective Time.

Section 8.06. Merger Without Meeting of Stockholders. If, at any time after the Acceptance Date, the Roche Group shall collectively own at least 90% of the outstanding Shares, the parties shall take all necessary and appropriate action to cause the Merger to be effective as soon as practicable without a meeting of stockholders of the Company in accordance with Section 253 of Delaware Law.

Section 8.07. Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any disposition of Shares in connection with the transactions contemplated by this Agreement (including derivative securities with respect to such Shares) by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 8.08. Applicability of Affiliation Agreement. Parent and the Company hereby agree that the Affiliation Agreement dated as of July 22, 1999, as amended (the “Affiliation Agreement”) between the Company and Parent is hereby amended effective upon the execution and delivery hereof to except from the applicability of Sections 4.02 and 4.03 of the Affiliation Agreement, the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement, exclusively in each case, in accordance with the terms hereof.

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

(a) if required by Delaware Law, the Company Stockholder Approval shall have been obtained; provided that if such approval has been obtained by written consent and not by a vote at a meeting of shareholders, 20 calendar days shall have elapsed since the date that the Company sent or gave the Company Information Statement to its stockholders in accordance with clause (b) of Rule 14c-2 promulgated under the 1934 Act;

(b) there is no Law or judgment, injunction, order or decree of any Governmental Authority with competent jurisdiction restraining or prohibiting or otherwise making illegal the consummation of the Merger; and

(c) Merger Subsidiary shall have purchased Shares pursuant to the Offer.

ARTICLE 10

TERMINATION

Section 10.01. Termination. This Agreement may be terminated and the Offer and/or Merger may be abandoned at any time prior to the Effective Time (notwithstanding receipt of the Company Stockholder Approval):

(a) by mutual written agreement of the Company (provided that such termination has been approved by the Special Committee) and Parent;

(b) by either the Company (provided that such termination has been approved by the Special Committee) or Parent, if:

(i) the Acceptance Date shall not have occurred on or before April 1, 2009 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Offer to be consummated by such time or

(ii) there is a Law or final non-appealable judgment, injunction, order or decree of any Governmental Authority with competent jurisdiction restraining, prohibiting or otherwise making illegal the consummation of the Offer or Merger; or

(c) by Parent if, prior to the Acceptance Date:

(i) the Special Committee or the Company Board shall have made an Adverse Recommendation Change that remains in effect or

(ii) a breach of any representation or warranty set forth in Article 4 or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the conditions set forth in clauses (b)(iv) or (v) of Annex I to exist and is incapable of being cured by the End Date; provided, however, Parent shall not be permitted to terminate this Agreement pursuant to this Section 10.01(c)(ii) if (A) any material covenant of Parent or Merger Subsidiary contained in this Agreement shall have been breached in any material respect and such breach shall not have been cured or (B) any representation or warranty of Parent or Merger Subsidiary contained in this Agreement (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) shall not be true and correct at and as of such time as if made at and as of such time, with such exceptions as would not reasonably be expected to have a Parent Material Adverse Effect.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give written notice of such termination to the other party, which notice shall identify the specific section and subsection of this Agreement pursuant to which such termination is being effected and shall contain an explanation of the factual basis for such termination in reasonable detail.

Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect with no liability on the part of any party (or any stockholder, director, officer, employee, agent or advisor of such party) to the other party hereto; provided that if such termination shall result from a material breach of this Agreement, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such breach. The provisions of Article 11 shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Parent or Merger Subsidiary, to:

Roche Holdings, Inc.

1220 N. Market St., Suite #334

Wilmington, Delaware 19801-2535

Attention: Carol Fiederlein

Facsimile No.: (302) 425-4713

e-mail: carol.fiederlein.cf1@roche.com

with a copies to:

Roche Holding Ltd

Grenzacherstrasse 124

CH-4070 Basel

Switzerland

Attention: Corporate Legal Department

Facsimile No.: +41 61 688 9541

e-mail: gottlieb.keller@roche.com

            beat.kraehenmann@roche.com

and

Davis Polk & Wardwell

450 Lexington Avenue

New York, New York 10017

Attention: Arthur F. Golden

                 Christopher Mayer

Facsimile No.: (212) 450-3388

                         (212) 450-3338

e-mail: arthur.golden@dpw.com

            chris.mayer@dpw.com

if to the Company, to:

Special Committee of the Board of Directors

c/o Genentech, Inc.

1 DNA Way

South San Francisco, California 94080-4990

Attention: Chairman of the Special Committee

                  of the Board of Directors

Facsimile No.: (919) 932-7588

e-mail: csanders@gene.com

with copies to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022-4834

Attention: Charles M. Nathan

                  John M. Newell

Facsimile No.: (212) 751-4864

e-mail: charles.nathan@lw.com

             john.newell@lw.com

and

Genentech, Inc.

1 DNA Way

South San Francisco, California 94080-4990

Attention: Sean A. Johnston

Facsimile No.: (650) 952-9881

e-mail: johnston.sean@gene.com

and

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, CA 94304

Attention: Larry W. Sonsini

                  Martin W. Korman

Facsimile No.: (650) 493-6811

e-mail: lsonsini@wsgr.com

            mkorman@wsgr.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

Section 11.02. Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Acceptance Date.

Section 11.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that (i) any such amendment or waiver by the Company shall require the approval of the Special Committee, (ii) after the Acceptance Date, no amendment shall be made that (A) decreases the Offer Price or the Merger Consideration, (B) changes the form of the Merger Consideration or (C) amends, modifies, supplements, adds to or otherwise changes the conditions to the Merger and (iii) after the Company Stockholder Approval has been obtained, there shall be no amendment or waiver that, under Delaware law, would require the further approval of the stockholders of the Company without such approval first being obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 11.04. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 11.05. Disclosure Schedule References and SEC Document References. (a) The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or a disclosure for purposes of) (i) the representations and warranties or covenants of the Company that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of the Company that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to a reasonable person who has read that reference and the representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed.

(b) The parties hereto agree that any information contained in any part of any Filed SEC Document shall only be deemed to be an exception to (or a disclosure for purposes of) the Company’s representations and warranties if the relevance of that information as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to a reasonable person who has read that information and the representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed; provided that in no event shall any information contained in any part of any Filed SEC Document entitled “Risk Factors” or containing a description or explanation of “forward-looking statements” be deemed to be an exception to (or a disclosure for purposes of) any representations and warranties of the Company contained in this Agreement.

Section 11.06. Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors and assigns and the Special Committee. Except as provided in Section 7.03, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than (i) the parties hereto and their respective successors and assigns and (ii) the Special Committee, which shall be an express third-party beneficiary of this Agreement and shall be entitled to enforce the provisions of this Agreement on behalf of the Company.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations under this Agreement or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

Section 11.07. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 11.08. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with or relating to, this Agreement or the transactions contemplated hereby shall be brought in the Court of Chancery of the State of Delaware in and for New Castle County, Delaware, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.11. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of hereof and supersede all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter hereof.

Section 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court or other Governmental Authority of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the specific terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 11.08, in addition to any other remedy to which they are entitled at law or in equity.

ARTICLE 12

DEFINITIONS

Section 12.01. Definitions. (a) As used herein, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided that none of the Company or any of its Subsidiaries shall be deemed an Affiliate of Roche Holding Ltd or any of its Subsidiaries (other than the Company and its Subsidiaries) for purposes of this Agreement, and none of Roche Holding Ltd or any of its Subsidiaries (other than the Company and its Subsidiaries) shall be deemed to be an Affiliate of the Company or any of its Subsidiaries; provided, further, that none of the Company, Roche Holding Ltd or any of their respective Subsidiaries shall be deemed to be an affiliate of Chugai Pharmaceutical Co., Ltd., and Chugai Pharmaceutical Co., Ltd. shall not be deemed to be an affiliate of the Company, Roche Holding Ltd or any of their respective Subsidiaries.

“Code” means the Internal Revenue Code of 1986.

“Company Material Adverse Effect” means a material adverse effect on the business, operations, results of operations, or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, excluding any effect resulting from (A) changes in general financial, economic, business, political or regulatory conditions in the United States, to the extent that such changes do not have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to the U.S. operations of other participants in the biotechnology industry, (B) general financial, credit or capital market conditions, including interest rates or exchange rates or any changes therein, (C) changes or conditions generally affecting the biotechnology industry to the extent that such changes or conditions do not have a materially disproportionate effect on the Company and its Subsidiaries, taken as whole, compared to the U.S. operations of other participants in the biotechnology industry, (D) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions threatened or existing as of the date of this Agreement, to the extent that the effects resulting therefrom do not have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to the impact of such events on the U.S. operations of other participants in the biotechnology industry, (E) any hurricane, earthquake, flood or other natural disasters or acts of God involving the United States to the extent that the effects resulting therefrom do not have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to the impact of such events on the U.S. operations of other participants in the biotechnology industry, (F) the results of the Avastin NSABP C-08 adjuvant colon cancer trial, (G) the negotiation, execution, announcement, pendency or consummation of the transactions contemplated by this Agreement, (H) changes in GAAP (or the interpretation thereof), (I) changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself (provided that the exception in this clause shall not in any way prevent or otherwise affect a determination that any change, event, circumstance, development or effect underlying such decrease has resulted in, or contributed to, a Company Material Adverse Effect), (J) any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred) and (K) the availability or cost of equity, debt or other financing to Merger Subsidiary.

“Governmental Authority” means any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, whether domestic or foreign, federal, state or local, multinational or supranational.

“knowledge” means, with respect to the Company, the actual knowledge after reasonable inquiry of the executive officers of the Company.

“Law” means all laws (including common law), statutes, ordinances, codes, rules and regulations of any Governmental Authorities.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, restriction, easement, right of way, title defect or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien, any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Parent Material Adverse Effect” means a material adverse effect on Parent’s ability to consummate the transactions contemplated by this Agreement or to perform its obligations under this Agreement.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acceptance Date	1.01
Adverse Recommendation Change	6.03
Affiliation Agreement	8.08
Agreement	Preamble
Bonus Plans	7.04
Certificates	2.03
Closing	2.01
Company	Preamble
Company Balance Sheet	4.08
Company Balance Sheet Date	4.08
Company Board	Recitals
Company Board Recommendation	4.02
Company Disclosure Documents	4.09
Company Disclosure Schedule	Article 4
Company ESPP	2.06
Company Financial Advisor	4.19
Company Information Statement	4.09
Company SEC Documents	Article 4
Company Securities	4.05
Company Stock Option	2.05
Company Stockholder Approval	4.02
Company Subsidiary Securities	4.06
Company 10-K	Article 4
Compensation Arrangements	6.06
Continuing Employees	7.04
Debt Financing	8.02
Delaware Law	1.02
Effective Time	2.01
Employee Plans	4.15
End Date	10.01
ERISA	4.15
ERISA Affiliate	4.15
Existing Offer	Recitals
Filed SEC Documents	Article 4
GAAP	4.08
Indemnified Person	7.03
Intellectual Property	4.17
Majority of the Minority Condition	Annex I
Material Contracts	4.16
Merger	2.01

Term	Section
Merger Consideration	2.02
Merger Subsidiary	Preamble
Offer	Recitals
Offer Documents	1.01
Offer Price	1.01
Parent	Preamble
Paying Agent	2.03
Representatives	6.04
Roche Group	Recitals
Roche Written Consent	6.02
Schedule 14D-9	1.02
Schedule TO	Recitals
SEC	1.01
Shares	Recitals
Special Committee	Recitals
Special Committee Recommendation	4.02
Subsequent Offering Period	1.01
Surviving Corporation	2.01
Tax	4.14
Taxing Authority	4.14
Tax Return	4.14
Tax Sharing Agreements	4.14
Top-Up Notice	1.04
Top-Up Option	1.04
Top-Up Shares	1.04
Uncertificated Shares	2.03

Section 12.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for reference purposes only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. All terms defined in this Agreement and used but not otherwise defined in any Schedule or any other document made or delivered pursuant hereto shall have the meaning as defined in this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract shall be deemed to refer to such agreement or contract as amended, modified or supplemented from time to time in accordance with the terms thereof. References to any Person include the successors and permitted assigns of that Person.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GENENTECH, INC.

By:	/s/ Arthur D. Levinson
Name:	Arthur D. Levinson, Ph.D.
Title:	Chairman and Chief Executive Officer

ROCHE HOLDINGS, INC.

By:	/s/ Carol Fiederlein
Name:	Carol Fiederlein
Title:	Secretary

By:	/s/ Bruce Resnick
Name:	Bruce Resnick
Title:	Vice President

ROCHE INVESTMENTS USA INC.

By:	/s/ Carol Fiederlein
Name:	Carol Fiederlein
Title:	Secretary

ANNEX I

Notwithstanding any other provision of this Agreement, Merger Subsidiary shall not be required to accept for payment or pay for any Shares pursuant to the Offer if:

(a) this Agreement shall have been terminated in accordance with its terms; or

(b) at expiration of the Offer,

(i) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares representing at least a majority of the outstanding Shares excluding Shares owned by the Roche Group, the officers, directors and controlling shareholders of Roche Holding Ltd and the officers and directors of the Company (the “Majority of the Minority Condition”);

(ii) there is a Law or judgment, injunction, order or decree of any Governmental Authority with competent jurisdiction restraining, prohibiting or otherwise making illegal the consummation of the Offer or the Merger on the terms set forth in the Merger Agreement;

(iii) the Special Committee or the Company Board shall have made an Adverse Recommendation Change;

(iv) (A) the representations and warranties of the Company contained in Section 4.02 and Section 4.05 shall not be true and correct in all material respects at and as of immediately prior to the expiration of the Offer as if made at and as of such time (or, with respect to any representations and warranties in such sections that by their terms address matters only as of another specified time, such representations and warranties shall not have been true and correct in all material respects only as of such time), (B) the representations and warranties of the Company contained in this Agreement that are qualified by Company Material Adverse Effect shall not be true and correct at and as of immediately prior to the expiration of the Offer as if made at and as of such time (or, with respect to any representations and warranties that by their terms address matters only as of another specified time, such representations and warranties shall not have been true and correct only as of such time) or (C) the other representations and warranties of the Company contained in this Agreement (disregarding all materiality qualifications contained therein) shall not be true and correct at and as of immediately prior to the expiration of the Offer as if made at and as of such time (or, with respect to any representations and warranties that by their terms address matters only as of another specified time, such representations and warranties shall not have been true and correct only as of such time), except, in the case of clause (C) only, for such matters as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

(v) the Company shall have breached in any material respect or failed to perform its material obligations under this Agreement that are required to be performed prior to such time, and such breach or failure shall not have been cured.

Subject to the terms and conditions of this Agreement, the foregoing conditions to the Offer are for the sole benefit of Parent and Merger Subsidiary and, subject to the terms and conditions of this Agreement and the applicable rules and regulations of the SEC, may be waived by Parent or Merger Subsidiary, in whole or in part, at any time.

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